EXHIBIT 10.7

August 1, 2012

Lazarus Energy LLC
801 Travis, Suite 2100
Houston, Texas 77002
Attention: Jonathan Carroll

GEL TEX Marketing, LLC
Milam Services, Inc.
919 Milam, Suite 2100
Houston, Texas 77002
Attention: Steve Nathanson

Re: Letter Agreement Regarding Distribution of Nixon Products Revenues

Gentlemen:

Reference is made to that certain (i) Joint Marketing Agreement dated August 12, 2011 (as amended, restated or supplemented from time to time, the "JMA"), by and between Lazarus Energy LLC, a Delaware limited liability company ("Lazarus"), and GEL Tex Marketing, LLC, a Delaware limited liability company ("GEL"), (ii) Construction and Funding Contract dated August 12, 2011 (as amended, restated or supplemented from time to time, the "CFC"), by and between Lazarus and Milam Services, Inc., a Delaware corporation ("MSI"), (iii) Crude Oil Supply and Throughput Services Agreement dated August 12, 2011 by and between GEL and Lazarus, (iv) Letter Agreement dated June 25, 2012 by and between GEL, MSI and Lazarus regarding expense payments and reservations of rights ("Operating Expense Payment Letter Agreement"), and (v) Acknowledgement Letter dated June 1, 2012 addressed to Lazarus by GEL (the "Acknowledgment  Letter").  Capitalized terms not otherwise defmed herein shall have the meanings set forth in the CFC.

The parties to this Letter Agreement desire to set forth certain acknowledgements and agree to certain modifications to the JMA as more particularly set forth herein.

Section 1. Acknowledgements

The parties agree that Lazarus owes to GEL the principal sum of$2,342,324.00 (the "Deficit Crude Amount") for Costs of Crude Oil  for Crude Oil as defined in the Supply Agreement  delivered in the months of May and June 2012 which remain unpaid since the delivery thereof.  Under the JMA and the Supply Agreement, the Deficit Crude Amount must be paid from total revenue from the sale of the Nixon Products in subsequent months.  The parties further agree that the current outstanding principal balance as of the date hereof of all other obligations owed to GEL or to Milam pursuant to the JMA, the Operating Expense Letter Agreement or the Acknowledgement Letter (excluding amounts funded by Milam under the CFC) due to losses sustained by Lazarus during months in which total revenues from the sale of the Nixon Products were not sufficient is $1,984,152.00 (the "Other Deficit Amounts" and together with the Deficit Crude Amount, the "Deficit Amounts").

Section 2.  Modifications to Distributions and Payments Provisions of JMA.

The amount (the" Available Proceeds") equal to the sum of total revenue from the sale of the Nixon Products for a calendar month less the Costs of Crude Oil for such calendar month and less the Costs of Crude Oil unpaid for any prior months (other than the Deficit Crude Amount) shall be distributed as follows:

(i) an amount equal to the "Advanced Lazarus Profit Share" shall be paid directly to 1st International to be applied by 1st International in accordance with the terms of the Loan Agreement; and

(ii) the remaining Available Proceeds, to the extent sufficient, shall be distributed in the following order of priority: (1) to GEL an amount equal to the then outstanding balance of the Deficit Crude Amount; (2) to GEL an amount equal to the Construction Payment; (3) to Lazarus an amount equal to the Operations Payment; (4) to GEL an amount equal to the expenses incurred by GEL for the transportation of the Nixon Products undertaken by GEL pursuant to Section 4.4 of the JMA (including any amounts owing from prior months other than the Other Deficit Amounts); (5) to GEL an amount equal to the Financial Statement Preparation Fees, if any (including any amounts owing from prior months other than the Other Deficit Amounts); (6) to GEL an amount equal to Tank Storage Fees (as such term is defined in the Supply Agreement) paid by GEL (including any amounts owing from prior months other than the Other Deficit Amounts); (7) to GEL an amount equal to Other Deficit Amounts; (8) to GEL, as the GEL Profit Share, an amount equal to 80% of the sum of the remaining balance plus the Advanced Lazarus Profit Share for the applicable month; and (9) any remaining amounts to Lazarus as the Lazarus Profit Share, provided however if in any month the Advanced Lazarus Profit Share is greater than the Lazarus Profit Share, the amount of such excess shall be paid to GEL the following month(s) out of the Lazarus Profit Share.

The Advanced Lazarus Share shall be determined as follows: (A minus B) times (1/2 of20%);where A is the amount of Available Proceeds; and B is the sum of items (2)(Construction Payment for applicable month), (3) (Operations Payment for applicable month), (4)(Transportation expenses for applicable month), (5)(Financial Statement Preparation Fees for applicable month) and (6)(Tank Storage Fees for applicable month) listed in this Section 2(ii), excluding however (to the extent applicable) any arrearages in such items attributable to prior months.

Section 3.  Term; Other Agreements

(a) The provisions of Section 2 of this Letter Agreement shall apply and replace the provisions of Sections 4.2, 5.2 and Exhibit B ofthe JMA that provide for distributions and payments different from those set forth in Section 2 of this Letter Agreement until the earlier of(i) the termination of the Forbearance Period and the Extended Forbearance Period (as such terms are defined in the Forbearance Agreement dated August 12, 2011 between 1st International, Lazarus, Jonathan P. Carroll, Gina L. Carroll, Lazarus Energy Holdings LLC, GEL and MSI (the "Forbearance  Agreement") ,(ii) a notice of termination is delivered by GEL to Lazarus stating that GEL elects to terminate the provisions of Section 2 of this Letter Agreement, which Lazarus acknowledges that GEL may do in its sole discretion, or (iii) GEL has been paid in full all Deficit Amounts and has received an amount equal to 80% of all amounts paid to 1st International pursuant to Section 2(i) of this Letter Agreement.  When the provisions of Section 2 of this Letter Agreement cease to be effective and for the period from and after such time, all provisions of Sections 4.2, 5.2 and Exhibit B of the JMA shall apply to any future distributions of total revenue from the sale of the Nixon Products , and the Deficit Crude Amount remaining unpaid, if any, shall be paid from the total revenue from the sale of the Nixon Products in subsequent months.

(b) Any Costs of Crude Oil for Crude Oil delivered after the month of June 2012 which are not paid for in full from total revenue from the sale of Nixon Products in an applicable calendar month shall be paid from total revenue from the sale of the
Nixon Products in subsequent months prior to the determination of Gross Profits or Available Proceeds, until such amounts are indefeasibly paid in full.

(c) Notwithstanding any provision to the contrary in this Letter Agreement, the Deficit Amounts, until indefeasibly paid in full, shall constitute and be a part of Obligations (as such term is defined in the CFC).  In addition, nothing herein shall modify or otherwise alter any security interests of GEL under the Supply Agreement, the JMA, the CFC, the Operating Expense Payment Letter Agreement, the Acknowledgement Letter or any Project Document.

Section 4. Certain Representations

(a) Each party hereby represents to the other that (a) it has full power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Letter Agreement by such party have been duly and validly authorized by all necessary corporate action on the part of such party and (c) this Letter Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

(b) Lazarus hereby represents and warrants to GEL that, after giving effect to this Letter Agreement, all conditions and requirements for the extension of the Forbearance Agreement for another 12 months period as set forth in Section 2(b) of the Forbearance Agreement have been satisfied and no Forbearance Termination Event, as defined in the Forbearance Agreement has occurred, and no facts or circumstance exist that would cause a Forbearance Termination Event to occur under the Forbearance Agreement.

As modified by this Letter Agreement, all of the terms of the JMA, CFC, Supply Agreement, Operating Expense Payment Letter Agreement, Acknowledgement Letter and other Project Documents are hereby ratified and confirmed and shall remain in full force and effect.

Signature Page Follows

IN WI1NESS WHEREOF, the parties hereto have caused this Letter Agreement to be executed by their duly authorized representatives effective as of the date first written above.

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